Exhibit 99.1

Contact:

Patricia P. Frias

Corporate Communications

Tel: 650.845.7927

Email: pfrias@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND 2009 YEAR END FINANCIAL

RESULTS AND 2010 FINANCIAL GUIDANCE

Palo Alto, CA, - February 25, 2010 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $4.2 million, or $0.08 per share, for the three months ended December 31, 2009, compared with a net loss of $0.4 million, or $0.01 per share, for the comparable period in 2008. The results for the three months ended December 31, 2008 included an unrealized net gain of $4.6 million due to changes in fair value of investments and related rights.

For the quarter ended December 31, 2009, total operating costs and expenses were $4.3 million, compared with $5.3 million in the fourth quarter of 2008. Operating costs and expenses in the 2009 fourth quarter included stock-based compensation expense of approximately $0.4 million compared to $1.4 million for the same period in 2008. Operating costs and expenses were approximately 19% lower in the fourth quarter of 2009, compared with the same period in 2008, primarily due to reduced headcount following the company’s restructuring implemented in the first quarter of 2009, and lower stock-based compensation and corporate expenses, partially offset by an increase in clinical trial and related expenses.

For the year ended December 31, 2009, Telik reported a net loss of $23.7 million, or $0.44 per share, compared with a net loss of $31.8 million, or $0.60 per share, for the year ended December 31, 2008. The results for the twelve months ended December 31, 2008 included an unrealized net gain of $0.7 million due to changes in fair value of investments and related rights. Operating costs and expenses for the year ended December 31, 2009 were $24.5 million, compared with $34.7 million for the same period in 2008. Operating costs and expenses in 2009 included approximately $2.2 million in stock-based compensation expense compared to $6.3 million in 2008. The reduction in operating costs and expenses of approximately 29% in the year ended December 31, 2009, compared with 2008, was primarily due to reduced headcount following the restructuring, reduced clinical trial and related expenses, lower stock-based compensation and corporate expenses.

At December 31, 2009, Telik had $40.4 million in cash, cash equivalents and restricted cash and investments, compared with $63.5 million at December 31, 2008.

2009 Highlights

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Reported results on two early stage drug development programs at the 100th annual meeting of the American Association for Cancer Research (AACR) in Denver, CO. Results of the first study provided an in vivo characterization and mechanism of orally active Aurora Kinase/VEGFR Inhibitors (Fang L, Sho A, Hsu N, et al. In vivo Characterization and Mechanism of Orally Active Aurora Kinase/VEGFR Inhibitors. Proceedings of the American Association for Cancer Research; April 18-22, 2009; Denver, CO. Abstract #1764) and results from the second study provided anti-tumor efficacy and molecular mechanism of TLK58747 (Wang Z, Donaldson J, Yao H, et al. Anti-Tumor Efficacy and Molecular Mechanism of TLK58747. Proceedings of the American Association for Cancer Research; April 18-22, 2009; Denver, CO. Abstract #4515).

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Published results from a Phase 1 multicenter, dose escalation study of ezatiostat hydrochloride (TELINTRA®, TLK199) tablets in patients with low to intermediate-1 risk Myelodysplastic Syndrome (MDS) were published in a leading peer reviewed journal (Raza, A. et al. Blood, 25 June 2009; Vol. 113, No. 26, pp. 6533-6540) and a Phase 1-2a study in MDS patients with the intravenous formulation of TELINTRA were published (Raza, A. et al. Journal of Hematology and Oncology, 13 May 2009; Vol. 2, No. 20, pp. 20-32). The findings from these studies support the further development of TELINTRA.

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Results from the ASSIST-5 Phase 3 randomized, multinational study of canfosfamide HCl (TELCYTA®, TLK286) in combination with pegylated liposomal doxorubicin (PLD, Doxil®) vs. PLD (Doxil) alone in second-line therapy in platinum refractory or resistant ovarian cancer were presented at the 45th annual meeting of the American Society of Clinical Oncology (ASCO) (Vergote I, Finkler N, Hall J, et al. Randomized Phase 3 Study of Canfosfamide (C, TLK286) plus Pegylated Liposomal Doxorubicin (PLD) vs PLD as Second-line Therapy in Platinum (P) Refractory or Resistant Ovarian Cancer (OC). Proceedings of the American Society of Clinical Oncology; May 29-June 2, 2009; Orlando, FL. Abstract #5552; p. 289s).

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Initiated enrollment in a Phase 2 randomized parallel-group, multicenter study of ezatiostat hydrochloride (TELINTRA, TLK199) Tablets for the treatment of Severe Chronic Idiopathic Neutropenia (SCN) in April 2009.

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Published positive results from a Phase 1-2a multicenter, dose-ranging study of TELCYTA in combination with carboplatin and paclitaxel as first-line therapy for patients with non-small cell lung cancer (NSCLC) in a leading peer reviewed publication (Journal of Thoracic Oncology, October 2009; Vol. 4, No. 11, pp. 1389-1396).

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Initiated a Phase 1 multicenter, dose escalation study of ezatiostat hydrochloride (TELINTRA, TLK199) Tablets in combination with lenalidomide (Revlimid®) in patients with non-deletion (5q-) low to intermediate-1 risk MDS.

In 2010, Telik is focusing its resources on: (1) advancing the clinical development of TELINTRA in MDS by completing the ongoing Phase 2 single-agent trial, (2) enrolling the Phase 1 TELINTRA combination trial with lenalidomide, (3) advancing the clinical development of TELINTRA in SCN by continuing enrollment in the Phase 2 trial, (4) advancing its leading preclinical oncology drug candidates, (5) supporting TRAP® research collaborations, and (6) seeking corporate partnerships for development and commercialization of our drug product candidates.

Financial Outlook

For the full year 2010, we anticipate total operating costs and expenses in the range of $20.0 million to $22.0 million, including stock-based compensation expense of approximately $2.0 million. The company’s cash utilization for the full year 2010 is expected to be in the range of $18.0 million to $20.0 million.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidates in clinical development are TELINTRA, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA, a tumor-activated prodrug for the treatment of advanced non-small cell lung cancer and ovarian cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates.

This press release contains “forward looking” statements, including statements regarding Telik’s financial outlook and expected cash utilization for 2010 and the future development of TELINTRA, TELCYTA, preclinical drug candidates, support of TRAP research and potential corporate partnerships. These forward looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if the further development of TELINTRA, TELCYTA, or preclinical drug candidates, including any clinical trial of TELINTRA or TELCYTA, is delayed or unsuccessful, Telik’s business would suffer; Telik’s business would be adversely affected if it is unable to secure partners or raise funding for the continued development of its product candidates; if Telik’s competitors develop and market products that are more effective than its product candidates or any product that Telik may develop, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated; and if Telik does not obtain regulatory approval to market products in the United States and foreign countries, Telik will not be permitted to commercialize it product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended September 30, 2009. Telik does not undertake any obligation to update forward looking statements contained in this press release.

Telik, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Operating costs and expenses:
Research and development	2,295	$2,701	$12,723	$23,952
General and administrative	1,965	2,552	10,810	10,560
Restructuring costs	—	(3)	951	196

Total operating costs and expenses	4,260	5,250	24,484	34,708

Loss from operations	(4,260)	(5,250)	(24,484)	(34,708)
Interest and other income (expense), net	60	4,873	791	2,945

Net loss	$(4,200)	$(377)	$(23,693)	$(31,763)

Basic and diluted net loss per share	$(0.08)	$(0.01)	$(0.44)	$(0.60)

Weighted average shares used to calculate basic and diluted net loss per share	53,430	53,290	53,371	53,177

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
Cash, cash equivalents, investments and restricted investments	$40,400	$63,469
Total assets	46,153	75,413
Stockholders’ equity	40,934	62,372

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